Exhibit 99.1
The St. Joe Company
133 South WaterSound Parkway
WaterSound, Florida 32413
866-417-7133
FOR IMMEDIATE RELEASE
THE ST. JOE COMPANY ADOPTS SHAREHOLDER RIGHTS PLAN
WaterSound, FL — February 15, 2011 — The St. Joe Company (NYSE: JOE) today announced that its Board of Directors has adopted a shareholder rights plan. The plan enables the Company to conduct an orderly, thorough and deliberative process of exploring the Company’s financial and strategic alternatives. As previously announced, the Company has retained Morgan Stanley & Co. Incorporated to serve as financial advisor to explore a wide range of options to enhance shareholder value.
The rights plan is intended to enable all of the Company’s shareholders to realize the long-term value of their investment in the Company. It is also designed to reduce the likelihood that any person or group would gain control of the Company by open market accumulation or other coercive takeover tactics without paying a control premium for all shares.
The rights plan was designed to include certain provisions that are important to shareholders. In particular, the rights plan will not apply to any fully-financed tender offer that is made to all shareholders and that meets certain other criteria. The rights will expire unless the rights plan is approved by a vote of the shareholders on or before December 31, 2011.
Subject to limited exceptions, the rights will be exercisable if a person or group acquires 10% or more of the Company’s common stock (including the number of shares that are synthetically owned pursuant to derivative transactions or ownership of derivative securities, if such person or group owns 5% or more of the common stock) or announces a tender offer for 10% or more of the common stock. The rights also will be exercisable if a person or group that already owns 10% or more of the Company’s common stock, without Board approval, acquires any additional shares (other than pursuant to a dividend or distribution paid or made by the Company or pursuant to a stock split or subdivision).
If the rights become exercisable, all rights holders (other than the person or group triggering the rights) will be entitled to purchase the Company’s common stock at a 50% discount. Rights held by the person or group triggering the rights will become void and will not be exercisable.

Details about the rights plan will be contained in a Form 8-K to be filed by The St. Joe Company with the U.S. Securities and Exchange Commission.
About St. Joe
The St. Joe Company, a publicly held company currently based in WaterSound, is one of Florida’s largest real estate development companies and Northwest Florida’s largest private landowner. St. Joe is primarily engaged in real estate development and sales, with significant interests in timber. More information about the Company can be found on its website at www.joe.com.
Forward-Looking Statements
Statements in this press release that are not historical facts are “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009, and our Quarterly Reports on
Form 10-Q.
(c) 2010, The St. Joe Company. “St. Joe”, and the “Taking Flight” design are service marks of The St. Joe Company.
CONTACT:

Investors	Media
David Childers	Joele Frank / Andrew Siegel
The St. Joe Company	Joele Frank, Wilkinson Brimmer Katcher
904-301-4302	212-355-4449
dchilders@joe.com